Herc Holdings Reports Strong Second Quarter 2023 Results and
Reaffirms Full-Year 2023 Guidance

Second Quarter Highlights
–Record equipment rental revenue of $702 million, an increase of 16%
–Record total revenues of $802 million, an increase of 25%
–Net income increased to $76 million, or $2.66 per diluted share, an increase of 12%
–Adjusted EBITDA of $352 million increased 24%; adjusted EBITDA margin at 43.9%
–Rental pricing increased 7.8% year-over-year
–Common stock repurchases of approximately 520,000 shares

Bonita Springs, Fla., July 25, 2023 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended June 30, 2023. Equipment rental revenue was $702 million and total revenues were $802 million in the second quarter of 2023, compared to $605 million and $640 million, respectively, for the same period last year. In the second quarter of 2023, the Company reported net income of $76 million, or $2.66 per diluted share, an increase of 12% compared to $73 million, or $2.38 per diluted share, in the same 2022 period.
“We continue to generate strong, double-digit growth as a result of sound strategies and an unmatched team of product and logistics experts that embody a customer-first mindset,” said Larry Silber, president and chief executive officer. “In the second quarter, Team Herc increased equipment rental revenue by 16% on 7.8% higher pricing, despite continued supply chain inefficiencies and labor disruptions in the film and television industry, which has all but halted our studio entertainment business. Growth in national account revenue and local market expansion through acquisitions and greenfield locations drove rental revenue higher, while strong returns on fleet sales represented an incremental benefit to total revenue. This, coupled with cost efficiencies, supported a 24% increase in Adjusted EBITDA year over year.

“Our non-residential and industrial markets are healthy and growing with outsized opportunities coming from federally funded, large-scale infrastructure and mega projects. The favorable market environment coupled with our expanding branch network, broad selection of premium equipment, leading customer experiences, comprehensive fleet management services and advanced technologies position us to continue to capture above-market growth in 2023 and over the long-term,” said Silber.

2023 Second Quarter Financial Results

•Total revenues increased 25% to $802 million compared to $640 million in the prior-year period. The year-over-year increase of $162 million primarily related to an increase in equipment rental revenue of $97 million, reflecting positive pricing of 7.8% and increased volume of 17.3%. Sales of rental equipment increased by $64 million during the period.

•Dollar utilization was 40.3% compared to 42.5% in the prior-year period. The change is primarily due to a slowdown in the studio entertainment business as a result of labor disruptions in the film and television industry, as well as the continued supply chain challenges that have disrupted the normal cadence of deliveries.

•Direct operating expenses of $282 million increased 14% compared to the prior-year period. The increase was primarily related to strong rental activity and associated additional headcount, in addition to higher maintenance and facilities expenses as we increase our fleet size and expand our branch network.

•Depreciation of rental equipment increased 24% to $161 million due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 22% to $28 million primarily due to amortization of acquisition intangible assets.

•Selling, general and administrative expenses was $111 million, or 14% higher primarily due to increases in general payroll and benefits, credit and collection expense, and selling expenses, including commissions and other variable compensation increases.

•Interest expense increased to $54 million compared with $25 million in the prior-year period due to higher interest rates on floating rate debt and increased borrowings on the ABL Credit Facility primarily to fund acquisition growth.

•Net income was $76 million compared to $73 million in the prior-year period. Adjusted net income increased 3% to $77 million, or $2.69 per diluted share, compared to $75 million, or $2.47 per diluted share, in the prior-year period. The effective tax rate was 26% in both periods.

•Adjusted EBITDA increased 24% to $352 million compared to $284 million in the prior-year period and adjusted EBITDA margin was 43.9% compared to 44.4% in the prior-year period. A decline in the Company's studio entertainment revenue year over year, as well as sales of used equipment, which more than quadrupled over last year's second quarter sales, impacted the margin performance in the latest quarter.

2023 First Half Financial Results

•Total revenues increased 28% to $1,542 million compared to $1,208 million in the prior-year period. The year-over-year increase of $334 million was related to an increase in equipment rental revenue of $224 million, reflecting positive pricing of 7.4% and increased volume of 20.0%. Sales of rental equipment increased $107 million during the first half of 2023.

•Dollar utilization decreased to 40.0% compared to 42.0% in the prior-year period. The change is primarily due to a slowdown in the studio entertainment business as a result of labor disruptions in the film and television industry, as well as the continued supply chain challenges that have disrupted the normal cadence of deliveries.
•Direct operating expenses of $563 million increased 19% compared to the prior-year period. The increase was primarily related to strong rental activity and associated additional headcount, in addition to higher fuel, maintenance and facilities expenses as we increase our fleet size and expand our branch network.

•Depreciation of rental equipment increased 26% to $313 million, due to higher year-over-year average fleet size. Non-rental depreciation and amortization increased 23% to $54 million primarily due to amortization of acquisition intangible assets.

•Selling, general and administrative expenses was $217 million, or 17% higher primarily due to increases in selling expenses, including commissions and other variable compensation, credit and collections expense, and general payroll and benefits.

•Interest expense increased to $102 million compared with $48 million in the prior-year period due to higher interest rates on floating rate debt and increased borrowings on the ABL Credit Facility primarily to fund acquisition growth.

•Net income was $143 million compared to $131 million in the prior-year period. Adjusted net income increased 9% to $146 million, or $5.03 per diluted share, compared to $134 million, or $4.41 per diluted share, in the prior-year period. The effective tax rate was 20% in the first half of 2023 compared to 21% in the prior-year period.

•Adjusted EBITDA increased 27% to $660 million compared to $521 million in the prior-year period and adjusted EBITDA margin was 42.8% compared to 43.1% in the prior-year period. A decline in the Company's studio entertainment revenue year over year, as well as sales of used equipment, which more than tripled over last year's first half sales, impacted the margin performance.

Rental Fleet

Net rental equipment capital expenditures were as follows (in millions):

	Six Months Ended June 30,
	2023	2022
Rental equipment expenditures	$703	$556
Proceeds from disposal of rental equipment	(131)	(47)
Net rental equipment capital expenditures	$572	$509
•As of June 30, 2023, the Company's total fleet was approximately $6.2 billion at OEC.

•Average fleet at OEC in the first half increased year-over-year by 27% compared to the prior-year period.

•Average fleet age was 46 months as of June 30, 2023, compared to 49 months in the comparable prior-year period.

Disciplined Capital Management

•The Company completed six acquisitions with a total of 10 locations and opened nine new greenfield locations during the first half of 2023.

•Net debt was $3.5 billion as of June 30, 2023, with net leverage of 2.5x compared to 2.4x in the same prior-year period. Cash and cash equivalents and unused commitments under the ABL Credit Facility contributed to $1.5 billion of liquidity as of June 30, 2023.

•The Company declared its quarterly dividend of $0.6325 payable to shareholders of record as of May 26, 2023, with a payment date of June 9, 2023.

•The Company acquired approximately 990,000 shares of its common stock for $107 million during the first half of 2023. As of June 30, 2023, approximately $174 million remains available under the share repurchase program.

Outlook

The Company is reaffirming its full year 2023 adjusted EBITDA guidance range and net rental capital expenditures guidance presented below. The guidance range for the full year 2023 adjusted EBITDA reflects an increase of 18% to 26% compared to full year 2022 results.

Adjusted EBITDA:	$1.45 billion to $1.55 billion
Net rental equipment capital expenditures:	$1.0 billion to $1.2 billion

As a leader in an industry where scale matters, the Company expects to continue to gain share by capturing an outsized position of the forecasted higher construction spending in 2023 by investing in its fleet, capitalizing on strategic acquisitions and greenfield opportunities, and cross-selling a diversified product portfolio.

Earnings Call and Webcast Information

Herc Holdings' second quarter 2023 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-888-660-6011 and international participants should call the country specific dial in numbers listed at https://events.q4irportal.com/custom/access/2324/, using the access code: 7812157. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the Company website at IR.HercRentals.com, where it will be archived for 12 months after the call.

About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with 373 locations in North America. With over 57 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction, lighting, trench shoring, and studio and production equipment. Our equipment rental business is supported by ProSolutions®, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration and pumps, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 6,900 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2022 total revenues were approximately $2.7 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue (excluding re-rent, delivery, pick-up and other ancillary revenue) by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy, projected profitability, performance or cash flows, future capital expenditures, our growth strategy, including our ability to grow organically and through M&A, anticipated financing needs, business trends, our capital allocation strategy, liquidity and capital management, and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "looks," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Equipment rental	$702	$605	$1,356	$1,132
Sales of rental equipment	83	19	154	47
Sales of new equipment, parts and supplies	10	9	18	17
Service and other revenue	7	7	14	12
Total revenues	802	640	1,542	1,208
Expenses:
Direct operating	282	248	563	474
Depreciation of rental equipment	161	130	313	249
Cost of sales of rental equipment	56	14	102	33
Cost of sales of new equipment, parts and supplies	7	5	12	10
Selling, general and administrative	111	97	217	186
Non-rental depreciation and amortization	28	23	54	44
Interest expense, net	54	25	102	48
Other expense (income), net	—	—	1	(1)
Total expenses	699	542	1,364	1,043
Income before income taxes	103	98	178	165
Income tax provision	(27)	(25)	(35)	(34)
Net income	$76	$73	$143	$131
Weighted average shares outstanding:
Basic	28.4	29.8	28.7	29.8
Diluted	28.6	30.3	29.0	30.4
Earnings per share:
Basic	$2.68	$2.42	$4.98	$4.39
Diluted	$2.66	$2.38	$4.93	$4.30

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In millions)

	June 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$37	$54
Receivables, net of allowances	541	523
Other current assets	66	67
Total current assets	644	644
Rental equipment, net	3,957	3,485
Property and equipment, net	445	392
Right-of-use lease assets	641	552
Goodwill and intangible assets, net	960	850
Other long-term assets	48	34
Total assets	$6,695	$5,957

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$16	$16
Current maturities of operating lease liabilities	43	42
Accounts payable	363	318
Accrued liabilities	233	228
Total current liabilities	655	604
Long-term debt, net	3,493	2,922
Financing obligations, net	106	108
Operating lease liabilities	618	528
Deferred tax liabilities	673	647
Other long term liabilities	48	40
Total liabilities	5,593	4,849
Total equity	1,102	1,108
Total liabilities and equity	$6,695	$5,957

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net income	$143	$131
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of rental equipment	313	249
Depreciation of property and equipment	34	31
Amortization of intangible assets	20	13
Amortization of deferred debt and financing obligations costs	2	2
Stock-based compensation charges	9	11
Provision for receivables allowances	30	20
Deferred taxes	20	43
Gain on sale of rental equipment	(52)	(14)
Other	3	1
Changes in assets and liabilities:
Receivables	(24)	(83)
Other assets	1	(7)
Accounts payable	(6)	(23)
Accrued liabilities and other long-term liabilities	23	(15)
Net cash provided by operating activities	516	359
Cash flows from investing activities:
Rental equipment expenditures	(703)	(556)
Proceeds from disposal of rental equipment	131	47
Non-rental capital expenditures	(77)	(28)
Proceeds from disposal of property and equipment	6	3
Acquisitions, net of cash acquired	(272)	(317)
Other investing activities	(15)	(23)
Net cash used in investing activities	(930)	(874)
Cash flows from financing activities:
Proceeds from revolving lines of credit and securitization	1,290	873
Repayments on revolving lines of credit and securitization	(719)	(286)
Principal payments under finance lease and financing obligations	(8)	(8)
Dividends paid	(38)	(34)
Repurchase of common stock	(107)	—
Other financing activities, net	(21)	(13)
Net cash provided by financing activities	397	532
Effect of foreign exchange rate changes on cash and cash equivalents	—	—
Net change in cash and cash equivalents during the period	(17)	17
Cash and cash equivalents at beginning of period	54	35
Cash and cash equivalents at end of period	$37	$52

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$76	$73	$143	$131
Income tax provision	27	25	35	34
Interest expense, net	54	25	102	48
Depreciation of rental equipment	161	130	313	249
Non-rental depreciation and amortization	28	23	54	44
EBITDA	346	276	647	506
Non-cash stock-based compensation charges	5	5	9	11
Merger and acquisition related costs	1	2	3	3
Other	—	1	1	1
Adjusted EBITDA	$352	$284	$660	$521

Total revenues	$802	$640	$1,542	$1,208
Adjusted EBITDA	$352	$284	$660	$521
Adjusted EBITDA margin	43.9%	44.4%	42.8%	43.1%

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, merger and acquisition-related costs, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$76	$73	$143	$131
Merger and acquisition related costs	1	2	3	3
Other	—	1	1	1
Tax impact of adjustments(1)	—	(1)	(1)	(1)
Adjusted net income	$77	$75	$146	$134

Diluted shares outstanding	28.6	30.3	29.0	30.4

Adjusted earnings per diluted share	$2.69	$2.47	$5.03	$4.41
(1) The tax rate applied for adjustments is 25.7% and reflects the statutory rates in the applicable entities.

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt, fund potential acquisitions and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Six Months Ended June 30,
	2023	2022
Net cash provided by operating activities	$516	$359

Rental equipment expenditures	(703)	(556)
Proceeds from disposal of rental equipment	131	47
Net rental equipment expenditures	(572)	(509)

Non-rental capital expenditures	(77)	(28)
Proceeds from disposal of property and equipment	6	3
Other	(15)	(23)
Free cash flow	$(142)	$(198)

Acquisitions, net of cash acquired	(272)	(317)
Increase in net debt, excluding financing activities	$(414)	$(515)